Exhibit 10.1

AMENDMENT NO. 1

to the

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment No. 1”) dated the 29th day of June 2009, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement by and between the Company and the Executive dated March 30, 2008 (the “Employment Agreement”), which amended and restated the Employment Agreement by and between the Company and the Executive, dated as of June 23, 2003 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1.     The first sentence of Section 4(c)(1) of the Employment Agreement is amended to read as follows, effective as of the date set forth above:

“(1)     As of the Effective Date, and annually thereafter during the Term at the same time as stock options or other equity awards are granted to other executives of the Company, and subject to Section 4(c)(4) below, the Executive will be granted options (each, an “Annual Option”) to purchase 100,000 shares of Class A Common Stock of the Company (the “Common Shares”) pursuant to the terms of the Company’s 1997 Long-Term Stock Incentive Plan or any successor thereto (the “Incentive Plan”).”

2.         Section 4(c) of the Employment Agreement is amended to add the following new subsections at the end thereof, effective as of the date set forth above:

“(3)     Restricted Performance Share Units. Notwithstanding the provisions of Section 4(c)(2) above, and subject in all cases to Section 4(c)(4) below, effective with respect to the Fiscal Year beginning March 29, 2009 and each Fiscal Year thereafter during the Term, the Annual Grant described in Section 4(c)(2) above shall instead consist of 75,000 restricted performance share units (“RPSUs”) issued pursuant to the terms of the Incentive Plan. RPSUs granted pursuant to this Section 4(c)(3) shall vest, if at all, following a three-year performance period, and shall be subject to the Executive’s employment with the Company on each RPSU Certification Date (as defined below) and the attainment of one or more performance goals established by the Compensation Committee, in its sole discretion.

1

In the event that, prior to an Annual Grant pursuant to this Section 4(c)(3), there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of RPSUs subject to such Annual Grant (when granted) will be subject to equitable adjustment.

With respect to each such Annual Grant of RPSUs, Executive shall be entitled to vest in a percentage of RPSUs as follows:

Performance Level	% of Goal(s) Achieved	% of RPSUs Vested
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

RPSU vesting shall be interpolated for performance between 70% and 110% of target goal(s) and no RPSUs shall vest for performance below threshold goal(s). Not later than 30 days prior to March 15th of the calendar year immediately following the end of a three-year performance period, the Compensation Committee shall certify the level of performance achieved with respect to such three-year performance period (the date of such certification being referred to as the “RPSU Certification Date”). Any RPSUs that remain unvested following such certification shall be immediately forfeited without payment of any consideration.

Payment in respect of each vested RPSU, if any, shall be made in Common Shares as soon as practicable (but in no event later than 30 days) following the RPSU Certification Date.

In the event of an issuance of a Dividend, the Executive shall be entitled to be credited with an additional number of RPSUs (each, a “Dividend RPSU”) equal to the quotient obtained by dividing (a) the product of (i) the number of RPSUs that the Executive holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend. Once credited, each Dividend RPSU shall be treated as a RPSU hereunder and shall be subject to the same terms and conditions as the RPSU from which such Dividend RPSU is derived, including, but not limited to, the applicable vesting schedule and rights to Dividend RPSUs with respect to future Dividends.

Each Annual Grant of RPSUs shall be subject to a restricted performance share unit award agreement to be approved by the Compensation Committee, substantially in the form of Exhibit 1 hereof the terms of which shall be consistent with this Section 4(c)(3).

(4)       Notwithstanding anything hereinto the contrary, effective with respect to the Fiscal Year beginning March 29, 2009 and each Fiscal Year thereafter during the Term, the Compensation Committee reserves the right, in its good faith discretion, to reduce the number of stock options to be granted pursuant to Section 4(c)(1) and/or the number of RPSUs to be granted pursuant to Section 4(c)(3).”

3.         The first sentence of Section 6(a) of the Employment Agreement is amended to read as follows, effective as of January 1, 2009:

“(a)     Termination by the Company without Cause, or Termination by the Executive for Good Reason. If the Company shall terminate the Executive’s employment without “Cause” (as defined in Section 6(f)(1)), or if the Executive resigns for Good Reason (as defined in Section 6(f)(2)):”

4.         Section 6(a)(2) of the Employment Agreement is amended to read as follows, effective as of January 1, 2009:

“(2)     during the Severance Period, the Company shall (A) continue to provide the Executive with office facilities and secretarial assistance in New York City and any other location that the Executive maintained an office during the term of his employment that the Executive reasonably deems necessary, (B) permit the Executive to continue to participate in all welfare and medical plans on the same terms as active officers of the Company, and (C) continue to provide the Executive with the use of a car and driver; provided, that the amount of any in-kind benefits described in this Section 6(a)(2) that is provided to the Executive in any calendar year shall not affect the amount of any such in-kind benefits to be provided to the Executive in any other calendar year, and all expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax;”

5.         The Employment Agreement is amended to add a new Section 6(d) as follows, effective as of January 1, 2009:

“(d)     Payment Delay. If the Executive is deemed at the time of his termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code (as determined by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto)), to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (or in accordance with an award granted to Executive pursuant to the Prior Agreement), including, without limitation, any portion of the additional compensation awarded pursuant to Section 6, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (I) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (II) the date of the Executive’s death. Upon the earlier of such dates, all payments delayed pursuant to this Section 6(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement (or in accordance with an award granted to Executive pursuant to the Prior Agreement) shall be paid as otherwise provided in accordance with its terms.”

6.         The subsections of Section 6 of the Employment Agreement currently designated (d) and (e) are redesignated as subsections (e) and (f), effective as of January 1, 2009, and all references to such subsections in the Employment Agreement (as in effect prior to this Amendment No. 1) shall be revised accordingly.

7.         Section 6(f)(2)(B) of the Employment Agreement as redesignated is amended by inserting in the “Good Reason” definition the word “material” before the word “reduction” in the fifth line thereof, effective as of January 1, 2009.

8.         Section 6(f)(3) of the Employment Agreement as redesignated is amended by inserting in the “Disability” definition the following language after the word “illness” in the second line, effective as of January 1, 2009:

“that is expected to result in death or continue for not less than 12 months”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed and the Executive has hereunto set his hand, on the date first set forth above.

POLO RALPH LAUREN CORPORATION
By:	/s/ Joel Fleishman
Joel Fleishman, Chairman of the Compensation Committee

EXECUTIVE
/s/ Ralph Lauren
Ralph Lauren

EXHIBIT 1

POLO RALPH LAUREN CORPORATION

RESTRICTED PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the __ day of ____, _____ (the “Grant Date”), between Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Participant”).

R E C I T A L S :

WHEREAS, the Company has adopted the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Company and the Participant have entered into an Amended and Restated Employment Agreement dated as of March 30, 2008, amended as of June 26, 2009 (such agreement, as amended, the “Employment Agreement”), which contemplates that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will grant the RPSU Award (as hereinafter defined) to the Participant; and

WHEREAS, the Compensation Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted performance share unit award provided for herein (the “RPSU Award”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.            Grant of Restricted Performance Share Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and the Employment Agreement, the Company hereby grants to the Participant a RPSU Award consisting of 75,000 restricted performance share units (each, a “RPSU”), subject to adjustment as set forth in the Plan. Each RPSU represents the right to receive one share of Class A common stock of the Company (each, a “Common Share”). Each RPSU shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.	Vesting.

(a)       Subject to accelerated vesting as set forth in Section 2(b) hereof, the RPSU Award shall vest, if at all, following a three-year performance period consisting of the Company’s fiscal years 2010, 2011, and 2012, and shall be subject to the Participant’s employment with the Company on each RPSU Certification Date (as defined below) and the attainment of one or more performance goals established by the Compensation Committee, in its sole discretion.

With respect to the grant of the RPSU Award, Participant shall be entitled to vest in a percentage of RPSUs as follows:

Performance Level	% of Goal(s) Achieved	% of RPSUs Vested
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

RPSU vesting shall be interpolated for performance between 70% and 110% of target goal(s) and no RPSUs shall vest for performance below threshold goal(s). Except as otherwise provided for in Section 2(b) herein, not later than 30 days prior to March 15, 2013, the Compensation Committee shall certify the level of performance achieved with respect to the above-referenced three-year performance period (the date of such certification being referred to as the “RPSU Certification Date”). Any RPSUs that remain unvested following such certification shall be immediately forfeited by the Participant without payment of any consideration.

Payment in respect of each vested RPSU, if any, shall be made in Common Shares as soon as practicable (but in no event later than 30 days) following the RPSU Certification Date.

(b)       (i) If the Participant’s employment with the Company is terminated (1) due to the Participant’s death or “disability” (as defined in Section 6(f)(3) of the Employment Agreement), (2) by the Company without “cause” (as defined in Section 6(f)(1) of the Employment Agreement), or (3) by the Participant for “good reason” (as defined in Section 6(f)(2) of the Employment Agreement), or (ii) in the event of a Change of Control (as defined in the Plan), then any unvested RPSUs then held by the Participant shall immediately vest in their entirety, without regard to the actual level of performance ultimately achieved by the Company with respect to the above-referenced three-year performance period, on the date of termination of Participant’s employment or, if applicable, on the date of the Change of Control, and the Participant shall be entitled to payment in respect of such RPSUs in accordance with Section 3 hereof.

(c)       If the Participant’s employment with the Company is terminated (1) by the Company for “cause” (as defined in Section 6(f)(1) of the Employment Agreement), or (2) by the Participant without “good reason” (as defined in Section 6(f)(2) of the Employment Agreement), then all unvested RPSUs held by the Participant shall be immediately forfeited.

3.	Distribution of Common Shares.

(a)       As soon as practicable following the date of the Participant’s termination of employment with the Company or, if applicable, the date of a Change of Control (the applicable date being referred to as the “Termination Date”) (but in no event later than 90 days following the Termination Date), the Company shall issue and deliver to the Participant or to his estate, as applicable, one Common Share in respect of each whole RPSU that is vested as of the Termination Date and cash in lieu of any vested fractional RPSU (based on the fair market value per Common Share on the Termination Date).

(b)       Any RPSU that remains unvested on the Termination Date, after taking into account any applicable acceleration of vesting of RPSUs pursuant to Section 2(b) hereof, shall be forfeited to the Company and shall terminate immediately.

4.         Rights as a Stockholder. Except as set forth in Section 5 hereof, neither the Participant nor Participant’s successor in interest shall have any rights as a stockholder of the Company with respect to any Common Shares subject to the RPSUs until such Common Shares have been issued to or in respect of the Participant following the RPSU Certification Date or the Termination Date.

5.         Dividend Equivalents. In the event of any issuance of a cash dividend on the Common Shares (a “Dividend”), the Participant shall be credited with an additional number of RPSUs (each, a “Dividend RPSU”) equal to the quotient obtained by dividing (a) the product of (i) the number of RPSUs that the Participant holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend. Once credited, each Dividend RPSU shall be treated as a RPSU hereunder and shall be subject to the same terms and conditions as the RPSU from which such Dividend RPSU is derived, including, but not limited to, the applicable vesting schedule and rights to Dividend RPSUs with respect to future Dividends.

6.         RPSU Award Subject to the Plan. By accepting this Agreement and the RPSU Award evidenced hereby, the Participant agrees and acknowledges that the RPSU Award is subject to the Plan. The terms and provisions of the Plan as amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

7.         No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein or in the Employment Agreement.

8.         Transferability. Except as expressly contemplated in this Agreement, the RPSUs may not at any time be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.         Withholding. By accepting this RPSU Award, the Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements, including the payment to the Company of all such taxes and requirements in connection with the distribution or delivery of the Common Shares, or other settlement in respect of the RPSUs, and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding Common Shares otherwise deliverable to Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes; provided, however, that in no event shall the value of Common Shares so withheld by the Company exceed the minimum withholding rates required by applicable statutes.

10.       Securities Laws. Prior to issuance and delivery of any Common Shares, the Participant will make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.       Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986 and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that anything provided hereunder may be subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the RPSU Award under this Agreement from Section 409A and/or preserve the intended tax treatment of the RPSU Award provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

12.       Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13.       Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.       Authority of Compensation Committee. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, conclusive and binding.

15.       Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of state of the New York without regard to principles of conflicts of law.